Exhibit 99.1


                                  NYMAGIC, INC.

                           Moderator: George Trumbull
                                 March 17, 2005
                                   9:00 am EST


Operator:         Good morning. My name is Dashanta and I will be your
                  conference facilitator today. At this time I would like to welcome everyone to the NYMAGIC, INC. 2004 Fourth Quarter and Year End Earnings call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

                  Any forward-looking statements concerning the company's operations, economic performance and financial position contained herein including statements related to the outlook of the company's performance in 2005 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

                  Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but not are limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of contribution, the ability to collect reinsurance proposals, the availability and cost of reinsurance, changes in the ratings assigned to the


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                  company by rating agencies and other reinsurance uncertainties as included in the company's filings with the Securities and Exchange Commission.

                  These risks could cause financial results of the 2005 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made. Thank you. George Trumbull, Chairman and Chief Executive Officer, you may begin.

George Trumbull:  Thank you. Good morning everyone. I'm George Trumbull and we have the full complement of management here with me today. William "Skip" Shaw our Vice Chairman, George Kallop, our Chief Operating Office, Tom Iacopelli, our Chief Financial Officer and Paul Hart, our General Counsel.

                  As I've done in the past, I will make a few introductory remarks about the quarter and our full year results. Once I'm done with those comments, we'll be happy to answer any of your questions.

                  Overall, I'm very pleased with the quarter and the full year results. Of particular note were the following. One, our earnings, which were excellent given the difficult investment markets during a good part of 2004, the claims from hurricane Ivan and the additional Sarbanes-Oxley compliance costs that we incurred during the year. Second, gross premiums in our core lines were up 31% over 2003. I think an excellent result. Third, reinsurance receivables were down another 7% from 2003 to $262 million. And fourth, our debt offering of $100 million raised at an all-in cost of 6-1/2%.

                  On the premium front as noted, gross written premiums in our core lines were up 31% year over year and were up 23% in the quarter driven by a solid marine result and outstanding growth in the other liability segment.


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                  I would note that significant work was done by Mark Blackman and his underwriting team to forge new relationships with various program managers, which certainly helped drive this growth.

                  Net written premiums were up 31% for the quarter and 44% for the year reflecting good growth in new business and increased retention. That's a very positive result and there should be flow-through in 2005 and beyond from the increase in net written premium.

                  On the investment income front, net investment income was up over 50% for the quarter which was a terrific result driven by good hedge fund performance, and total investment income was up about 6% for the year even with the difficult markets in early 2004.

                  Mariner delivered these very positive results while keeping the portfolio in short duration and protecting our book value.

                  Underwriting results were good for the year with the loss ratio down slightly for the quarter and the year. The Ivan losses were offset by some positive development on the aviation book as disclosed in the third quarter. Overall, I view this as a positive result, and I'm pleased that the combined ratio was still below 100 even with all the extra Sarbanes-Oxley costs that we incurred.

                  Finally, shareholder equity was up from $244 million at the end of 2003 to $258 million at the end of 2004. Total cash and invested assets grew from $520 million to $631 million results from good cash flow and the net proceeds from our bond issue. Reinsurance receivables as noted were down to $262 million from $281 million at the end of 2003 and over $350 million just three


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                  years ago. Book value per share increased to $25.91, up from
                  $24.47 at year end 2003, an increase of about 6% year over year.

                  In summary, we had a good solid year in 2004. We had excellent premium growth while maintaining our underwriting discipline, good investment performance given the markets, acceptable underwriting results and good earnings given our investment strategy in the markets, hurricane Ivan, and Sarbanes-Oxley costs both in dollars and organization distraction.

                  We accomplished what we set out to do in 2004, and I believe we are well positioned for 2005 and beyond. With that, we would be happy to address any of your questions.


Operator:         At this time, I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from Jason Busell of KBW.

Jason Busell:     Good morning. Nice quarter.

George Trumbull:  Thank you Jason. Good morning.

Jason Busell:     Just a few questions for you. I had a chance to read through the 10-K last night, and given some of the healthy capital levels that you have at the company right now, what drove your decision to reduce net retentions in the marine line to $3 million for 2005 from $4 million?


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George Trumbull:  It was purely an economic decision Jason. The reinsurers were willing to give us a premium rate that when we ran the numbers, it made economic sense to go from $4 million to $3 million this year. They raised the rate on that extra million. We'll go back from $3 million to $4 million, when we run the numbers and we make an economic judgment based on what the insurers want to charge us.

Jason Busell:     Okay, so this is a trading decision?

George Trumbull:  Yes, absolutely.

Jason Busell:     If given that then, what are you budgeting for your other
                  liability production for 2005?

George Trumbull:  As you know, I don't get into specific projections. We're very pleased with the other liability line, and we would anticipate that that line would continue to grow in 2005, but not grow at the rate it grew in 2004, which was a pretty astounding rate of growth. We're projecting some substantial growth in 2005, but I don't want to get into specifics.

                  As you know, and as we've communicated to the market and our shareholders, we are going to maintain our underwriting discipline. If rates go down, our growth will be retarded in that line, because we won't write business at rates that we don't think are adequate.

Jason Busell:     Right. I guess then, without using numbers, just thinking
                  about what kind of other programs you might be looking at, if professional liability is somewhat flattish, are you just seeing more market opportunities out there to increase your business, or what's driving the growth that you expect in other liability?


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George Trumbull:  I think we're seeing some more market opportunities in some specialty niches. Some of the programs that we wrote in 2004 will now have a full year of production in 2005 where they had a partial year of production in 2004. The combination of those two should give us some reasonably good growth.

                  Again, that's contingent on us liking the premium rates. So far, in the selected specialty lines that we've chosen to be in, rates have held up. We believe the rates are more than adequate, but the insurance business unfortunately goes through cycles and there are people who cut rates where we don't think rates ought to be cut.

                  Now, thankfully, interest rates are going up modestly, and so people aren't playing the old game of writing business so they can invest the money while losing on the underwriting side and gaining on the investment income side. I think that will continue to be helpful to us.

Jason Busell:     Okay. The last question I had for you, I saw a few weeks back the Pennsylvania Insurance Department had settled with Reliance. Does this have any impact on your case with the Commonwealth?

George Trumbull:  I'll let Paul Hart our General Counsel answer that Jason.

Jason Busell:     Sure.

Paul Hart:        Jason, it has not yet, is the best I can say. There hasn't been much activity on that case, or had not been much activity on that case, until recently. It's hard to predict when the commissioner will reach the kind of issues she raised with us and a number of other insurers in that case. It's wait and see.

Jason Busell:     Okay great. Well thank you very much. Nice quarter again.


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George Trumbull:  Thank you Jason.

Operator:         Your next question comes from John Keefe of Ferris, Baker,
                  Watts.

John Keefe:       Yes, good morning gentlemen.

George Trumbull:  Hi John. How are you?

John Keefe:       Well, thanks. I've got a couple of questions. First for Skip.
                  Skip, what was the return for the consolidated alternative investment portfolio in the fourth quarter?

William Shaw:     I don't have it in front of me, but it was around 3-1/2% to
                  4%.

John Keefe:       Skip, can you talk about what worked in the fourth quarter and what didn't work?

William Shaw:     In the hedge funds?

John Keefe:       Yes, in the hedge fund portfolio?

William Shaw:     In the fourth quarter, basically the equity related strategies were quite profitable, somewhat similar to the results of an improved stock market in the fourth quarter. Capital structure arbitrage also continues to be an ongoing profitable strategy quarter in and quarter out.

                  Where we underperformed in the fourth quarter was in some trend following strategies. We also had a volatility strategy, which is basically insurance against an exogenous event, like a 9-11 type event, or a 1998 type of event,


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                  where long-term capital blew up, and, like an insurance
                  policy, you pay for it. The volatility strategy that we had incorporated into the basket as insurance, if you will, for an Armageddon scenario, underperformed, because volatility in all financial markets continued to decline during the fourth quarter.

John Keefe:       I see. What about the contribution from Tiptree in the quarter
                  Skip?

William Shaw:     It was significant, as it has been, and we anticipate that it will continue to be quite significant. There are two components to Tiptree. One is the warehousing component, where the collateral is being accumulated to be put into a structure to subsequently be resold to end user investors. NYMAGIC participates in that warehousing and gets the benefit of any capital appreciation on the securities and also the benefit of interest earned during that period.

                  I should point out during the warehousing period, that there's very very very limited downside risk in terms of capital. These securities are almost exclusively floating rate, and are not subject to the vagaries of longer term interest rate moves. Also the time period between accumulation and resale into the structure is short enough that there's very little risk to principal.

                  The second and ongoing more important part of Tiptree is that NYMAGIC shares 50-50 with Tiptree in management fees of the structures that they create.

                  We have completed two structures. The fees on these are about a half a million per structure, and these fees are ongoing for a period of eight to twelve years. So, right now we have any annuity from Tiptree of about a million a year. With what's in the pipeline, not guaranteed, but what's in the pipeline, I would expect those fees to increase substantially on a going forward basis.


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                  They're ongoing until the securities and the structure mature.

George Trumbull:  John, the comment I would make, is that the ongoing fees that
                  Skip just described continue. The warehousing revenues are harder to predict, because we don't know exactly when Tiptree is going to do another structure, or when they might warehouse or how much the warehousing might be worth. So that's more uncertain revenue, but the fees are certainly nice revenues that will continue to grow over time.

William Shaw:     When we first started up Tiptree, the warehousing fees were outsized. They were really quite significant. The reason was that at that time credit spreads were significantly wider than they are now. With credit spreads having narrowed over the past 18 months, the warehousing fees will be much less than they have been in the past.

                  Warehousing fees are really a function of credit spreads.

John Keefe:       Yes, I see.

                  Skip, looking into the first quarter, would you say that the hedge fund returns are close to S&P type results, or higher or lower?

William Shaw:     They're significantly better. If you annualized the first
                  quarter returns, you'd be in high single digit, low double-digit rates of return.

                  I want to stress that that's annualizing a 2 1/2 month period. But yes, the returns on the hedge fund basket so far this quarter are significantly greater than any other indices whether fixed income or equity.


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                  Again, the certainty of those returns is about four times
                  greater than the S&P due to the much less volatile nature of the hedge fund basket than the S&P.

John Keefe:       Excellent, thanks. One last question, if Mark is there. George spoke about new opportunities, new relationships with various program managers. Can you give us some examples of some of these opportunities, and what types of program managers you're working with now?

George Trumbull:  Mark doesn't happen to be here. He's actually working on one of them, John. I would just say that they're consistent with the ones that we have been working on before in terms of their specialty nature and their size.

                  He's actively working on two or three right now that I'm aware of. They're in $5 million to $10 million annual premium range, and they meet the criteria we have outlined in the past in terms of a seasoned, controlled, niche book where it's underwritten driven, and where we can understand what the program manager brings to it in terms of something beyond just price.

                  We certainly can get back to you with the answer, but I think Mark's a little reluctant to give out specifics, because we probably look at ten of these for every one that we do. So it's not clear whether in fact the ones he's working on now will come to fruition or not.

John Keefe:       I see, George. Broadly speaking, are these professional
                  liability lines? Other liability?

George Trumbull:  One of them is other liability. One has some marine components to it, and one would be a liability, not a professional liability.


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John Keefe:       Yes. George, what type of combined ratios results do you
                  expect from new programs like this?

George Trumbull:  It varies widely by program. We can just talk about a couple, or at least a couple that we've done in the last couple years, but let's take the excess workers' comp. This is an excess program. We have $500,000 over the first $500,000 on a claim. So the claim has to get to $500,000 before we're hit. AIG has $250,000 over the first $250,000 to get to $500,000. They under priced us on the $250,000 layer, which is interesting, given how AIG prices, because I would have expected them to be higher than us.

                  We've been on that for 16 months, and we don't have a claim. This is a claims made policy, and we're carrying it at roughly 70%. It has a very low expense charge. I think expenses are in the 10% range, so the combined on that is about 80%. It's very profitable, but we're carrying the loss at 70% even though we've been on it for 16 months, its claims made, and we don't have a claim. We're being very conservative on it.

                  We'll continue to look at that. We have hired an actuary, a pricing actuary. He will begin looking at that as an example, and look at history. But at this point in time we wanted to be conservative on it.

                  On the professional liability stuff, we're in the 60% range. Even though the actual claims on it are way below that, our view is that at least the way we write it is about the right level over time.

                  As we have more experience with them - again, these are all claims made- when we're in two or three years on the account, we may adjust the loss ratios we're carrying, but we're carrying them all at what we think is a rational, but conservative level until we get some more experience on them.


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Thomas Iacopelli: John, this is Tom Iacopelli. What we like to do on these programs is to purchase re-insurance to protect our net loss retention. Ideally, if we can get quota share reinsurance that would be beneficial because it lowers our overall expense ratio.

                  As George alluded to, on our excess workers' comp program we have a 50% quota share treaty. And, because of the overrides on the commissions, we now have a net expense ratio of 10%.

                  In our commercial auto program, we have a net loss retention of only a few hundred thousand dollars, even though we're putting out $1 million dollar limits.

                  Even in the professional liability area, we've been able to secure some reinsurance, both on a quota share and excess of loss basis, which again protects our net retention and assists us in lowering our overall expense ratio.

John Keefe:       Excellent.  Thank you very much for the explanations.

Thomas Iacopelli: Thank you, John.

Operator:         Your next question comes from Ron Bobman of Capital Returns.

Ron Bobman:       Hi, good morning.  Thanks for taking my questions.

Thomas Iacopelli: Hi, Ron, how are you?

Ron Bobman:       Good, thanks.


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                  I was taking a look at your statutory results for the quarter, and it looks like particularly New York Marine suffered a loss for the quarter largely for something listed here as a loss portfolio transfer. Could you describe what made up that?

Thomas Iacopelli: You're looking at the statutory as opposed to GAAP, is that it?

Ron Bobman:       Correct.

Thomas Iacopelli: We do treat certain items differently for statutory versus
                  GAAP accounting. One is the old loss portfolio transfer that we had with former pool members. To the extent that there's some development on that, it's treated separately for statutory purposes as opposed to GAAP, where it would flow right through our losses incurred.

                  We did have some adverse development in some of our older years, which resulted from some reserve strengthening on some A&E losses.

                  If you look at the 10-K, we had about $4 million of incurred development. On a GAAP basis, that all flows through losses. On a statutory basis, depending on how it's split out by some of these loss portfolio transfers, it may be accounted for differently.

Ron Bobman:       Okay. It looked like, from the magnitude of the numbers, from the stat statement, that it didn't flow through the P&L on the GAAP statement.

Thomas Iacopelli: Oh, it did.

George Trumbull:  It did.


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Thomas Iacopelli: It's just on a different line. In GAAP it all goes through losses. On the statutory side it could be a different line, depending on ...

Ron Bobman:       Yes, it's listed here.

Iacopelli:        Right, that's correct.

Ron Bobman:       Okay. I'll call to get better educated about the old loss
                  portfolio transfer.

George Trumbull:  Okay.  Anything else, Ron?

Ron Bobman:       You know what? That workers' comp program or participation you just mentioned. Is there a particular class or account type that you're specializing in, in that workers' comp area?

George Trumbull:  That's just a unique opportunity with someone who controls three trusts in New York. The managers are actually taking back a 50% quota share, so we're pretty comfortable.

                  They're actually looking at doing three trusts in California, and Mark's working on that as well, but we're not actively in the workers' comp business. This is a workers' comp excess written with a unique broker who had a niche opportunity and wanted to take back 50% of the risk. It's a very unique situation. We're not looking to expand in the workers' comp area, other than with this one producer.

Ron Bobman:       The underlying risk. You know, the bodies. Is there a certain line of trade those people are involved in? Is it a common trade?


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Thomas Iacopelli: It's different. They have about eight different trusts. Some might be trade workers, health care industry, and various other industries. They're primarily based in New York, and they're generally smaller type companies that are participants of the trust.

George Trumbull:  It's not one group of workers, Ron, or one industry. It's pretty broad.

Ron Bobman:       Okay.  Thank you.

Operator:         As a reminder, if you would like to ask a question please
                  press star then the number 1 on your telephone keypad.

Operator:         At this time there are no questions. I'll turn the call back over to you, sir.

George Trumbull:  Good.

                  Thank you very much. We appreciate it that everyone called in, and we've appreciated the support during 2004. I would say we're very happy to have the first year of Sarbanes Oxley behind us, and again, we are pleased with the results. We look forward to talking with you fairly soon, since we're getting close to the end of first quarter, and we're looking forward to that as well.

                  So thank you very much, and we'll talk to everybody soon.

Operator:         This concludes today's conference call. You may now
                  disconnect.


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